EXHIBIT 12

CENTRAL POWER AND LIGHT COMPANY (CONSOLIDATED)
RATIO OF EARNINGS TO FIXED CHARGES
FOR THE TWELVE MONTHS ENDED SEPTEMBER 30, 2000
(Thousands Except Ratio)
(Unaudited)


Operating Income                                $295,735


Adjustments

   Income taxes                                  75,310
   Provision for deferred income taxes           34,331
   Deferred investment tax credits               (5,207)
   Other income and deductions                    7,066
   Allowance for borrowed and equity funds
        used during construction                  6,681


          Earnings                             $413,916




Fixed Charges:

   Interest on long-term debt                   $94,059
   Interest on short-term debt and other         22,083
   Distributions on Trust Preferred Securities   11,990


          Fixed Charges                        $128,132




Ratio of Earnings to Fixed Charges                 3.23